Exhibit 99.3

PRIMUS THERAPEUTICS, INC.

Compensation Committee Charter

This Charter has been adopted by the Board of Directors of Primus Therapeutics, Inc. (the “Company”) to govern its Compensation Committee (the “Committee”), which shall have the authority, responsibility and specific powers described below.

1.	Purposes

The Committee’s purposes are (i) to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s directors and officers in accordance with the provisions of this Charter, including the Committee’s evaluation of, and approval of or recommendations to the Board of Directors with respect to, the plans, policies and programs relating to the compensation of the Company’s directors and officers, subject to approval of the Company’s stockholders in those instances where stockholder approval is required by applicable laws or regulations of governmental authorities or applicable rules of the Nasdaq Capital Market (“Nasdaq”) or any other stock exchange where the Company’s securities are from time to time listed (collectively, “Applicable Requirements”), and (ii) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with Applicable Requirements.

2.	Committee Membership

The Committee shall consist of the number of members fixed from time to time by the Board of Directors, but shall at all times consist of not less than two members. The Committee shall have a chairperson who shall be appointed by the Board of Directors. Each member of the Committee shall be a member of the Board of Directors who satisfies any Applicable Requirements, including any “independence” requirements of Nasdaq from time to time in effect and applicable to the Company. In addition, each member of the Committee shall qualify as an “outside director” under Rule 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

The members of the Committee shall be appointed by the Board of Directors, and may be removed at any time by the Board of Directors, with or without cause. The Board of Directors shall appoint a new member or members in the event that there is a vacancy on the Committee that reduces the number of members below two, or in the event that the Board determines that the number of members on the Committee should be increased.

3.	Meetings

The Committee shall meet as often as it deems necessary in order to perform its responsibilities, but in any event not less than on a quarterly basis, and shall make regular reports to the Board of Directors. The Committee shall be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, quorum and voting requirements as are applicable to the Board of Directors.

4.	Committee Authority and Responsibilities

(i)

The Committee shall recommend for approval by a majority of the independent directors serving on the Board of Directors the compensation of the Company’s President, Chief Executive Officer and Executive Chairman (if any). In determining the amount, form and terms of such compensation, the Committee shall consider the annual performance evaluation of such persons conducted by the Committee in light of corporate goals and objectives relevant to compensation, competitive market data pertaining to compensation at comparable companies, and such other factors as it shall deem relevant. The President, Chief Executive Officer or Chairman, as the case may be, shall not be present during voting or deliberations with respect to these matters.

(ii)

The Committee shall determine and/or approve the compensation of the officers of the Company, other than the President, Chief Executive Officer and Executive Chairman (if any), named in the Company’s annual proxy statement, and any employee with annual base compensation in excess of $200,000. In determining the amount, form and terms of such compensation, the Committee shall consider the officer’s performance in light of corporate goals and objectives relevant to executive compensation, competitive market data pertaining to executive compensation at comparable companies, and such other factors it shall deem relevant. The Chief Executive Officer of the Company may be present at meetings during which such compensation is under review and consideration but may not vote.

(iii)

The Committee shall have the sole authority to retain and to terminate the retention of any compensation consultant which may assist in the evaluation of the compensation of the Company’s officers, including the President, Chief Executive Officer and Executive Chairman, and shall have sole authority to approve the fees and other terms applicable to the engagement of each such consultant so retained. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall annually assess the independence of such outside compensation consultants and other advisors.

(iv)

The Committee shall have the authority, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Committee.

	(v)	The Committee shall make recommendations to the Board of Directors with respect to the compensation of all of the Company’s directors.

(vi)

The Committee shall periodically review and make recommendations to the Board of Directors with respect to incentive-compensation and equity-based plans that are subject to approval by the Board of Directors. In addition, in the case of any tax-qualified, non-discriminatory employee benefit plans (and any parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company, the Committee, or a majority of the independent directors serving on the Board of Directors, shall approve such plans.

(vii)

The Committee shall exercise all rights, authority and functions of the Board of Directors under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by this charter, a plan or resolution of the Board of Directors, the Committee shall not be authorized to amend any such plan. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with Applicable Requirements and such equity-based plan, the Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company. The Committee, or a majority of the independent directors serving on the Board of Directors, shall approve any inducement awards granted in reliance on the exemption from stockholder approval contained in the Nasdaq rules, if any.

(viii)

The Committee shall be responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement relating to its annual meeting of stockholders in accordance with Applicable Requirements. The Committee shall review the adequacy of annual proxy statement disclosures related to director and officer compensation.

(ix)

The Committee shall, in consultation with the Audit Committee of the Board and with the assistance of such Company and external resources as the Committee deems appropriate, (i) oversee the risk assessment of the Company’s compensation arrangements applicable to the Company’s executive officers and other employees, (ii) in connection with such oversight, assess reports and other information provided by Company management and such external resources as the Committee deems appropriate, and (iii) review and discuss at least annually the relationship (if any) between the Company’s risk management policies and practices and the Company’s compensation arrangements.

(x)	The Committee shall review and reassess the adequacy of this Charter periodically and, upon the completion of each such review, recommend any proposed changes to the Board of Directors for approval.

(xi)

The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

(xii)

The Committee shall have the authority to review and analyze the results of any “say-on-pay” votes of the Company’s stockholders and make any changes to the Company’s compensation programs that the Committee deems appropriate.

(xiii)	When appropriate, the Committee may form and delegate authority to one or more subcommittees. Each such subcommittee shall consist of one or more members of the Compensation Committee.

Adopted by the Board of Directors on November 15, 2010

..

PRIMUS THERAPEUTICS, INC.

Procedure for Recommending
Director Candidates to the Nominating and Corporate Governance Committee

5.	Introduction

Any stockholder of record entitled to vote in the election of directors may recommend director candidates for consideration by the Nominating and Corporate Governance Committee (the “Committee”) and recommendation by the Committee to the Board of Directors. A stockholder wishing to recommend a director candidate to the Committee must send timely written notice to the Committee setting forth certain information with respect to the director candidate, including:

  the name and address of the stockholder recommending the director candidate, and the name and address of the beneficial owner, if different than the recommending stockholder;

  the name, address and biographical information of the person or persons being recommended for nomination;

  any information relevant to a determination of whether the candidate meets the criteria described below under the heading “Director Qualifications”;

  any information regarding the candidate relevant to a determination of whether the candidate would be barred from being considered independent under applicable Nasdaq or SEC rules or, alternatively, a statement that the candidate would not be so barred;

  a statement, signed by the candidate verifying the accuracy of the biographical and other information about the candidate that is submitted with the recommendation; and

  if the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership.

To be timely received by the Committee for its consideration in connection with an annual meeting of stockholders, such notice must be received by the Nominating Committee no later than [DATE] of that calendar year. All such submissions to the Nominating Committee must be made in writing and may be mailed to the following:

The Chairman, Nominating and Corporate Governance Committee
c/o the Secretary
Primus Therapeutics, Inc.
23 Orchard Road, Suite 105
Skillman, NJ 08558

6.	Director Qualifications

 The Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with the values and standards of the Company. At a minimum, a nominee must possess integrity, skill, leadership ability, financial sophistication, and capacity to help guide the Company. Nominees should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

7.	Evaluation of Director Candidates by the Nominating and Corporate Governance Committee

The Committee may utilize a variety of methods for identifying and evaluating nominees for director. The Committee will regularly assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The will not evaluate director candidates recommended by stockholders differently from director candidates recommended from other sources, except that the Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates will be evaluated at a regular or special meeting of the Committee, and may be considered at any point during the year. In evaluating such nominations, the Committee will seek to achieve a balance of knowledge, experience, and capability on the Board.

In connection with this evaluation, the Committee will make a determination whether to interview a prospective nominee based upon the Committee’s level of interest. If warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Committee will make a recommendation to the full Board as to its selection of director nominees, and the Board will select the nominees after consideration of the Committee’s recommendation and report.

Adopted by the Board of Directors on November 15, 2010.